Exhibit 21.1
NorthStar Realty Europe Corp.
Significant Subsidiaries of the Registrant

Entity Name	Formation Jurisdiction
Northstar Realty Europe LP	Delaware, USA
Prime Holdings - T (US), LLC	Delaware, USA
Prime Holdco A-T, S.a.r.l	Luxembourg
Prime Holdco B-T, S.a.r.l.	Luxembourg
Prime Holdco C-T, S.a.r.l.	Luxembourg
Prime Pool VII-T S.a.r.l.	Luxembourg
Prime UK Portman-T, S.a.r.l.	Luxembourg
Prime Pool II-T S.a.r.l.	Luxembourg
OPCI Prime	France
Prime Pool V-T S.a.r.l.	Luxembourg
Prime Pool VI-T S.a.r.l.	Luxembourg
Prime NLD Rotterdam-T BV	Netherlands
Prime Pool III C-T S.a.r.l.	Luxembourg
Symbol Holdings - T (US), LLC	Delaware, USA
Symbol Holdco A-T S.a.r.l.	Luxembourg
Symbol Holdco B-T S.a.r.l.	Luxembourg
Symbol Holdco C-T S.a.r.l.	Luxembourg
Geschaftshaus am Gendarmenmarkt GmbH (GaG)	Germany
Trias Holdco A - T Sarl	Luxembourg
Trias Holdco B - T Sarl	Luxembourg
Trias Holdco C - T Sarl	Luxembourg
Trias Holdings - T (US), LLC	Delaware, USA
Trias Pool I-T, S.a.r.l	Luxembourg